Exhibit 8.1

May 20, 2024

Matterport, Inc.

352 East Java Drive

Sunnyvale, California 94089

Re:	Opinion as to Tax Matter

Ladies and Gentlemen:

We have acted as your tax counsel in connection with the proxy statement/prospectus included in a registration statement on Form S-4, (Registration No. ) filed with the Securities and Exchange Commission (“SEC”), as amended or supplemented through the date hereof (the “Registration Statement”).

We hereby confirm to you that, insofar as it relates to matters of U.S. federal income tax law, the discussion under the caption “Material U.S. Federal Income Tax Consequences” in the proxy statement/prospectus included in the Registration Statement, subject to the qualifications, exceptions, assumptions and limitations contained herein and therein, is our opinion.

We hereby consent to the filing of this opinion with the SEC as an exhibit to the Registration Statement and to the references therein to us. In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the SEC promulgated thereunder.

Very truly yours,

/s/ Foley & Lardner LLP

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